Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:

Maria Gemskie, Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Maintains Financial Strength Despite Difficult Environment

NORTHBROOK, Ill., May 7, 2009 – The Allstate Corporation (NYSE: ALL) today reported results for the first quarter of 2009:

Consolidated Highlights

($ in millions, except per share amounts and ratios, NM=not	Three months ended March 31,
meaningful)	2009	2008		% Change
Consolidated revenues	$7,883	$8,087		(2.5)
Net (loss) income	(274)	348		NM
Net (loss) income per diluted share	(0.51)	0.62		NM
Operating income*	454	747		(39.2)
Operating income per diluted share*	0.84	1.33		(36.8)
Book value per share	22.65	36.39	**	(37.8)
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	28.78	37.31	**	(22.9)
Catastrophe losses	516	568		(9.2)
Property-Liability combined ratio	96.8	94.0		2.8	pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	88.9	85.8		3.1	pts

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

** As a result of the adoption of FSP EITF 03-6-1 in the first quarter of 2009, prior periods have been restated.

“Our proactive approach to maintaining Allstate’s financial strength has served us well in a difficult environment,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Despite continued severe weather and challenging investment markets, we have strong capital and liquidity levels as a result of aggressive risk mitigation and capital management.

“Our property-casualty business delivered solid operating performance with an underlying combined ratio within full year guidance.  The company generated $454 million in operating income as catastrophe losses and lower investment income negatively impacted results.  Realized capital losses and non-cash charges for deferred acquisition costs and deferred taxes resulted in a net loss of $274 million for the quarter.  Allstate’s capital position remains strong with estimated statutory surplus of $13.0 billion at Allstate Insurance Company and $3.4 billion at Allstate Life Insurance Company.  In addition, there is $3.3 billion of assets at the parent company level at the end of the quarter.  This strength will enable us to achieve our 2009 priorities: keeping Allstate financially strong, improving customer loyalty and continuing to reinvent protection and retirement for the consumer,” said Wilson.

Consolidated Financial Results

Total revenues for the first quarter of 2009 were $7.88 billion, a decline of 2.5% ($204 million) compared to the first quarter of 2008.  This reflected a decrease in net investment income and property-liability premiums.  Allstate’s first quarter net loss was $274 million, compared to a net loss of $1.13 billion in the prior quarter and net income of $348 million in the first quarter of 2008.  First quarter 2009 operating income of $454 million was offset by $488 million in after-tax net realized capital losses, which included a $254 million increase in the deferred tax valuation allowance, and an after-tax charge of $224 million for accelerated amortization of deferred policy acquisition and deferred sales inducement costs (commonly referred to as “DAC unlock”) at Allstate Financial.

Solid Underwriting Performance at Allstate Property-Liability

Allstate’s pricing discipline and superior claims management produced a strong underlying combined ratio in the Property-Liability business even with winter weather increasing frequencies.  However, Allstate’s customers experienced a high number of wind and hail storms for the second winter in a row, resulting in significant catastrophe costs.  Property-Liability also recorded lower premiums written due to an overall decline in policies in force.  At the same time, new auto business increased appreciably and Allstate’s internal measure of customer loyalty also rose.

Allstate brand standard auto premiums written for the first quarter of 2009 decreased 2.4% and total policies in force declined 1.8% versus the prior year quarter due to a slight decline in the renewal ratio.  However, new issued applications increased 14.8% as a result of new sales and marketing strategies.  The standard auto loss ratio rose 3.3 points from the first quarter of 2008 due to both higher loss frequency and higher injury severity.  Winter weather events in the Eastern states impacted frequencies.  Average costs per injury claim increased consistently with relevant price indices, while average costs for property damage claims decreased.

Allstate brand homeowners premiums written for the first quarter of 2009 declined 1.2% and total policies in force fell 4.2% versus the same period a year ago, driven by a 15.3% decline in new issued applications.  Allstate’s risk management programs led to the drop in homeowners business. The loss ratio on homeowners increased 2.5 points in the first quarter of 2009 compared to the first quarter of 2008 due to higher claim frequencies and severities, partially offset by lower catastrophe losses.

Catastrophe losses for the first quarter of 2009 totaled $516 million, including $60 million of favorable prior year reserve reestimates primarily related to Hurricanes Gustav and Ike.  This was the third worst first quarter catastrophe loss in Allstate’s history.  Last year’s first quarter catastrophe loss of $568 million included $117 million in unfavorable prior year reserve reestimates primarily attributable to Hurricane Katrina litigation in Louisiana.

The underlying combined ratio rose from 85.8 in the first quarter of 2008 to 88.9 in the first quarter of 2009, which was within Allstate’s 87-89 outlook for the year.  Allstate anticipates that the underlying combined ratio will remain within previously announced outlook for the full year 2009.

‘Focus to Win’ at Allstate Financial

The restructuring of Allstate Financial that includes cutting expenses, repositioning the cost structure and refocusing the business on high return growth opportunities, is on plan.  While risk mitigation programs have benefited Allstate Financial’s investment portfolio, investment losses continued in the first quarter reflecting continued deterioration in the economy and investment markets.  To further protect the portfolio, Allstate Financial is proactively reducing the risk of rising interest rates by shortening the duration of its fixed income investments despite the negative impact on earnings.

Allstate Financial’s operating income was $85 million in the first quarter of 2009, a $58 million decline from the first quarter of 2008.  Allstate Financial’s benefit spread during the first quarter of 2009 increased 35.1% to $150 million from the prior year quarter of $111 million, driven by favorable life and immediate annuity mortality.  However, the investment spread during the first quarter declined to $101 million versus $253 million in the first quarter of 2008, primarily because of the company’s ongoing efforts to maintain a strong liquidity position and reduce risks in its investment portfolio.  Operating expenses rose to $121 million in the first quarter of 2009 from $118 million in the same period of 2008.  Also included in operating income in the first quarter of 2009 was a restructuring charge of $18 million related to the Focus to Win program.

During the first quarter of 2009, Allstate completed its annual comprehensive review of interest-sensitive life, annuities and other investment products to determine amortization and balances of deferred policy acquisition costs (DAC) and deferred sales inducement costs (DSI).  Based on that assessment, the company recorded a pre-tax charge of $322 million for accelerated amortization, principally the result of an increase in expected realized investment losses.

Lower operating income and after-tax net realized capital losses totaling $170 million, and DAC unlock contributed to a net loss for Allstate Financial of $327 million in the first quarter of 2009, compared to a net loss of $111 million for the same period in 2008.

Conservative Investment Management

While the investment markets remain difficult, Allstate’s proactive risk mitigation and return optimization programs continue to benefit shareholder value.  The company remains focused on reducing its exposure to rising interest rates and real estate investments while maintaining a significant exposure to corporate credit to capture appreciation as spreads tighten.

Allstate’s consolidated investment portfolio totaled $93.87 billion at March 31, 2009, a decline of $2.13 billion from year-end 2008, which was due primarily to net reductions in contractholder funds at Allstate Financial and increases in unrealized net capital losses.  72.9% of the overall investment portfolio was invested in fixed income securities of which 94.1% were rated investment grade.  In the first quarter of 2009, the fixed income portfolio generated cash flow of $2.07 billion, consistent with amounts due.  The strong ratings and continuing cash performance reflect the high quality of this portfolio.

Allstate manages risks and returns in its portfolio through risk mitigation and return optimization strategies, including macro hedges to protect against extreme negative movements in interest rates and equity valuations.  The company also manages risk through the proactive disposition of securities, having reduced exposure to real estate and financial assets, among other exposures.  During 2009, Allstate is moving to reduce exposure to rising interest rates by shortening its fixed income portfolio duration.  It is also continuing to actively reduce its exposure to commercial real estate. Through March 31, 2009, the fixed income portfolio duration was reduced by approximately 10% (0.5 years) and exposure to commercial real estate declined by $1.03 billion primarily due to collections and sales.

Net investment income for the quarter was $1.18 billion, down 22.9% ($350 million) from $1.53 billion in the first quarter of 2008, due to lower overall yields, increased short-term investment balances reflecting liquidity management activities, and lower average asset balances.

Net realized capital losses for the quarter were $359 million pre-tax, due primarily to $620 million of impairment write-downs on investments where losses in value were determined to be other-than-temporary, $143 million of net losses on the valuation of limited partnerships, and $105 million of losses on securities where we could no longer assert our intent to hold them until their value recovers.  Partially offsetting these write-downs was $418 million of net gains on sales, mainly of U.S. government fixed income securities sold by Allstate Financial to support our strategy to reduce portfolio duration.  In addition, the company realized $91 million of net gains from derivative instruments primarily from its macro hedging program.

Unrealized net capital losses rose to $9.40 billion, pretax, in the first quarter, an increase of $590 million when compared to year-end 2008, resulting primarily from increases of $388 million in fixed income unrealized net losses and $205 million in equity unrealized net losses. $8.88 billion of the unrealized net loss at March 31, 2009 relates to the fixed income portfolio, of which 79.6% of the unrealized losses were on securities that were rated investment grade.  Allstate expects to hold these assets until they recover in value, and maintains prudent levels of liquidity in order to minimize the risk of unanticipated sales.

Deferred tax valuation allowances increased to $379 million in the first quarter of 2009 compared to $49 million at December 31, 2008.  Of the $330 million increase, $254 million was recorded as income tax expense in net income and realized capital gains and losses, after-tax in the presentation of operating income, and $76 million was recorded as accumulated other comprehensive income in equity.

On April 9, 2009, the Financial Accounting Standards Board issued new staff positions covering fair value measurement / disclosure and other-than-temporary impairment.  These rules will be adopted by Allstate effective April 1, 2009, and reflected in the company’s second quarter 2009 results.  The impact of this guidance is currently being studied and assessed.  The company expects that it will result in an increase to retained income offset by a decrease in accumulated other comprehensive income.

Strong Capital Position

“Allstate’s capital position remained strong in the first quarter,” said Don Civgin, vice president and chief financial officer.   “At the end of the first quarter, we held $12.2 billion in GAAP equity with $3.3 billion in assets available at the holding company level. Statutory surplus at March 31, 2009 was estimated to be $13.0 billion at Allstate Insurance Company and $3.4 billion at Allstate Life Insurance Company.”

Allstate continues to be focused on maintaining capital and liquidity strength through these difficult financial markets.  In addition to the $3.35 billion of deployable invested assets at Kennett Capital Holdings, LLC and The Allstate Corporation, it continues to have access to $1.00 billion of funds from either commercial paper issuance or an unsecured credit facility, neither of which was drawn at March 31, 2009.  This provides ample capital for the company’s modest expected fixed charges of $650 million annually and $750 million of debt maturing in December 2009. The debt maturing in December 2009 is anticipated to be refinanced. As of March 31, 2009, the company held $23.05 billion, a quarter of the total portfolio, in cash and highly liquid assets convertible to cash within 90 days without significant additional realized capital loss.  This is an increase in highly liquid assets of $2.49 billion since December 31, 2008.

“This substantial liquidity position mitigates the risk of having to liquidate assets that are currently in an unrealized loss position,” said Civgin.  “This liquidity reserve has served Allstate well, but carries with it the burden of lower investment returns.  As we navigate our way through the financial market turmoil, Allstate will continue to balance the risks and returns inherent in our liquidity position.”

*     *     *     *     *

At Allstate.com click on “Investors”, or go directly to http://ir.allstate.com/, to access additional information about Allstate’s results under “Quarterly Investor Info” and access a webcast of the conference call to discuss first quarter 2009 results.  The conference call will be held on Friday, May 8, 2009, at 9 a.m. ET.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow. Customers can access Allstate products and services such as auto insurance and homeowners insurance through more than 14,700 exclusive Allstate agencies and financial representatives in the U.S. and Canada, or in select states at allstate.com and 1-800 Allstate®. Encompass® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers also can access information about Allstate Financial Group products and services at myallstatefinancial.com.

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THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
($ in millions, except per share data)	2009	2008

Revenues
Property-liability insurance premiums earned	$6,582	$6,764
Life and annuity premiums and contract charges	484	452
Net investment income	1,176	1,526
Realized capital gains and losses	(359)	(655)
	7,883	8,087

Costs and expenses
Property-liability insurance claims and claims expense	4,720	4,676
Life and annuity contract benefits	387	397
Interest credited to contractholder funds	579	624
Amortization of deferred policy acquisition costs	1,397	1,075
Operating costs and expenses	801	792
Restructuring and related charges	45	(1)
Interest expense	88	88
	8,017	7,651

Gain (loss) on disposition of operations	3	(9)

(Loss) income from operations before income tax expense	(131)	427

Income tax expense	143	79

Net (loss) income	$(274)	$348

Earnings per share:

Net (loss) income per share - Basic	$(0.51)	$0.62

Weighted average shares - Basic	538.9	560.8

Net (loss) income per share - Diluted	$(0.51)	$0.62

Weighted average shares - Diluted	538.9	562.8

Cash dividends declared per share	$0.20	$0.41

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended
	March 31,
($ in millions, except ratios)	2009	2008

Property-Liability
Premiums written	$6,269	$6,514

Premiums earned	$6,582	$6,764
Claims and claims expense	4,720	4,676
Amortization of deferred policy acquisition costs	949	1,011
Operating costs and expenses	678	670
Restructuring and related charges	27	(1)
Underwriting income	208	408

Net investment income	344	470
Periodic settlements and accruals on non-hedge derivative instruments	(3)	1
Income tax expense on operations	135	250

Operating income	414	629

Realized capital gains and losses, after-tax	(316)	(125)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	(1)

Net income	$100	$503

Catastrophe losses	$516	$568

Operating ratios:
Claims and claims expense ratio	71.7	69.1
Expense ratio	25.1	24.9
Combined ratio	96.8	94.0
Effect of catastrophe losses on combined ratio	7.8	8.4
Effect of prior year reserve reestimates on combined ratio	(0.8)	1.5
Effect of catastrophe losses included in prior year reserve reestimate on combined ratio	(0.9)	1.7
Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1

Allstate Financial
Premiums and deposits*	$1,533	$3,046
Investments	$59,576	$73,023

Premiums and contract charges	$484	$452
Net investment income	819	1,015
Periodic settlements and accruals on non-hedge derivative instruments	1	9
Contract benefits	387	397
Interest credited to contractholder funds	542	630
Amortization of deferred policy acquisition costs	109	117
Operating costs and expenses	121	118
Restructuring and related charges	18	—
Income tax expense on operations	42	71

Operating income	85	143

Realized capital gains and losses, after-tax	(170)	(281)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(19)	39
DAC and DSI unlocking related to realized capital gains and losses, after-tax	(224)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(6)
Gain (Loss) on disposition of operations, after-tax	2	(6)
Net loss	$(327)	$(111)

Corporate and Other
Net investment income	$13	$41
Operating costs and expenses	90	92
Income tax benefit on operations	(32)	(26)

Operating loss	(45)	(25)

Realized capital gains and losses, after-tax	(2)	(19)
Net loss	$(47)	$(44)

Consolidated net (loss) income	$(274)	$348

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	March 31,	December 31,
($ in millions, except par value data)	2009	2008

Assets
Investments
Fixed income securities, at fair value (amortized cost $77,322 and $77,104)	$68,438	$68,608
Equity securities, at fair value (cost $2,947 and $3,137)	2,410	2,805
Mortgage loans	9,710	10,229
Limited partnership interests	2,482	2,791
Short-term, at fair value (amortized cost $8,124 and $8,903)	8,125	8,906
Other	2,708	2,659
Total investments	93,873	95,998
Cash	837	415
Premium installment receivables, net	4,766	4,842
Deferred policy acquisition costs	8,379	8,542
Reinsurance recoverables, net	6,651	6,403
Accrued investment income	906	884
Deferred income taxes	3,486	3,794
Property and equipment, net	1,044	1,059
Goodwill	874	874
Other assets	2,180	3,748
Separate Accounts	7,375	8,239
Total assets	$130,371	$134,798

Liabilities
Reserve for property-liability insurance claims and claims expense	$19,124	$19,456
Reserve for life-contingent contract benefits	12,669	12,881
Contractholder funds	56,621	58,413
Unearned premiums	9,685	10,024
Claim payments outstanding	629	790
Other liabilities and accrued expenses	6,338	6,663
Long-term debt	5,659	5,659
Separate Accounts	7,375	8,239
Total liabilities	118,100	122,125

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 536 million and 536 million shares outstanding	9	9
Additional capital paid-in	3,129	3,130
Retained income	29,825	30,207
Deferred ESOP expense	(46)	(49)
Treasury stock, at cost (364 million and 364 million shares)	(15,836)	(15,855)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(3,767)	(3,738)
Unrealized foreign currency translation adjustments	(3)	5
Unrecognized pension and other postretirement benefit cost	(1,069)	(1,068)
Total accumulated other comprehensive loss	(4,839)	(4,801)
Total shareholders’ equity	12,242	12,641
Noncontrolling interest	29	32
Total equity	12,271	12,673
Total liabilities and equity	$130,371	$134,798

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
($ in millions)	2009	2008

Cash flows from operating activities
Net (loss) income	$(274)	$348
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(74)	(59)
Realized capital gains and losses	359	655
Gain (loss) on disposition of operations	(3)	9
Interest credited to contractholder funds	579	624
Changes in:
Policy benefits and other insurance reserves	(244)	8
Unearned premiums	(330)	(281)
Deferred policy acquisition costs	381	(36)
Premium installment receivables, net	71	19
Reinsurance recoverables, net	(81)	(38)
Income taxes	1,443	47
Other operating assets and liabilities	(305)	(176)
Net cash provided by operating activities	1,522	1,120
Cash flows from investing activities
Proceeds from sales
Fixed income securities	4,483	8,012
Equity securities	1,872	3,252
Limited partnership interests	154	114
Mortgage loans	12	—
Other investments	16	96
Investment collections
Fixed income securities	1,203	1,062
Mortgage loans	472	135
Other investments	31	26
Investment purchases
Fixed income securities	(5,425)	(5,274)
Equity securities	(1,933)	(2,906)
Limited partnership interests	(144)	(333)
Mortgage loans	(10)	(345)
Other investments	—	(21)
Change in short-term investments, net	707	(3,430)
Change in other investments, net	(48)	(226)
Disposition of operations	12	—
Purchases of property and equipment, net	(53)	(52)
Net cash provided by investing activities	1,349	110
Cash flows from financing activities
Change in short-term debt, net	—	2
Contractholder fund deposits	1,298	2,824
Contractholder fund withdrawals	(3,577)	(3,503)
Dividends paid	(220)	(216)
Treasury stock purchases	(3)	(431)
Shares reissued under equity incentive plans, net	—	4
Excess tax benefits on share-based payment arrangements	(6)	1
Other	59	37
Net cash used in financing activities	(2,449)	(1,282)
Net increase (decrease) in cash	422	(52)
Cash at beginning of period	415	422
Cash at end of period	$837	$370

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net (loss) income, excluding:

•                  realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•                  amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•                  gain (loss) on disposition of operations, after-tax, and

•                  adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net (loss) income is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net (loss) income to assess our performance. We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net (loss) income, operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net (loss) income and does not reflect the overall profitability of our business.

The following table reconciles operating income and net (loss) income for the three months ended March 31, 2009 and 2008.

For the three months ended March 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	2009	2008	2009	2008	2009	2008	2009	2008
Operating income	$414	$629	$85	$143	$454	$747	$0.84	$1.33
Realized capital gains and losses (1)	(314)	(194)	(43)	(432)	(359)	(655)
Income tax (expense) benefit	(2)	69	(127)	151	(129)	230
Realized capital gains and losses, after-tax	(316)	(125)	(170)	(281)	(488)	(425)	(0.90)	(0.76)
DAC and DSI (amortization) accretion relating to realized capital gains and losses, after-tax	—	—	(19)	39	(19)	39	(0.03)	0.07
DAC and DSI unlocking related to realized capital gains and losses, after-tax	—	—	(224)	—	(224)	—	(0.42)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	(1)	(1)	(6)	1	(7)	—	(0.01)
Gain (loss) on disposition of operations, after-tax	—	—	2	(6)	2	(6)	—	(0.01)

Net income (loss)	$100	$503	$(327)	$(111)	$(274)	$348	$(0.51)	$0.62

(1) Beginning in the fourth quarter of 2008, income from EMA LP is reported in realized capital gains and losses.  EMA LP income for periods prior to the fourth quarter of 2008 is reported in net investment income.  The amount of EMA LP income included in the Property-Liability, Allstate Financial and Consolidated in net investment income in the three months ended March 31, 2008 was $30 million, $16 million and $44 million, respectively.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2009 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to combined ratio is provided in the following table.

	Three months ended March 31,
	2009	2008
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	88.9	85.8
Effect of catastrophe losses	7.8	8.4
Effect of prior year non-catastrophe reserve reestimates	0.1	(0.2)
Combined ratio (GAAP)	96.8	94.0

Effect of prior year catastrophe reserve reestimates	(0.9)	1.7

In this news release, we provide our outlook on the 2009 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of March 31,
($ in millions, except per share data)	2009	2008

Book value per share
Numerator:
Shareholders’ equity	$12,242	$20,303
Denominator:
Shares outstanding and dilutive potential shares outstanding	540.5	557.9
Book value per share	$22.65	$36.39

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$12,242	$20,303
Unrealized net capital gains and losses on fixed income securities	(3,314)	(514)
Adjusted shareholders’ equity	$15,556	$20,817
Denominator:
Shares outstanding and dilutive potential shares outstanding	540.5	557.9
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$28.78	$37.31

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three months ended March 31,
($ in millions)	2009	2008
Premiums written	$6,269	$6,514
Decrease in Property-Liability unearned premiums	337	294
Other	(24)	(44)
Premiums earned	$6,582	$6,764

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the condensed consolidated financial statements.

	Three months ended March 31,
($ in millions)	2009	2008
Total premiums and deposits	$1,533	$3,046
Deposits to contractholder funds	(1,298)	(2,824)
Deposits to separate accounts	(28)	(33)
Change in unearned premiums and other adjustments	39	39
Life and annuity premiums (1)	$246	$228

(1)   Life and annuity contract charges in the amount of $238 million and $224 million for the three months ended March 31, 2009 and 2008, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Condensed Consolidated Statements of Operations line item life and annuity premiums and contract charges.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2009.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the underlying combined ratio may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                  Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices and a significant increase in miles driven are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.